UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

AKORN, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

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(2)	Form, Schedule or Registration Statement No.:

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Akorn, Inc. began sending the following communication to employees on May 16, 2017.

Akorn Employee FAQs – Bulletin #2
May 16, 2017

Overall
1.	We have heard about a lawsuit related to the acquisition of Akorn by Fresenius Kabi. What does this case mean for the company and the status of the acquisition?

This lawsuit, like many other lawsuits arising out of acquisitions of this size and type, alleges that in pursuing the merger, the directors of Akorn breached their fiduciary duties owed to Akorn and its shareholders, and that the other defendants aided in that breach. We believe that this lawsuit is without merit and intend to vigorously defend it.

Compensation and Benefits
1.	Bulletin #1 highlighted that U.S. LTI was approved May 4th 2017. Do you know when this will be individually communicated? Is this communicated at employees’ anniversary or a predetermined date?

The LTI grants have been loaded into each employee’s E*Trade account and letters were mailed to each recipients’ home address.  If you did not receive a letter, please contact your Human Resources representative.

2.	What is the status of the LTI that was put in place in India?
The LTI that was earned in 2016 will be paid in 2017 per the plan. We need to focus on delivering against our LTI objectives for 2017 in order to earn that award.

Talent Acquisition
1.	Should we be applying for roles at Fresenius Kabi now?

Until the transaction closes, it is business as usual and Akorn and Fresenius Kabi will continue to operate as two independent companies.  Integration discussions have not taken place as of this date between the executive teams.  Were you to apply for a role at Fresenius Kabi at this time and then be hired, you would be resigning from Akorn.

Severance – U.S. based colleagues
1.
Regarding the statement in Bulletin #1 “in the event of a termination without cause following the closing or resignation following the closing as a result of a relocation of the employee’s work location by more than 50 miles.”  Is 50 miles determined from my current work place or home address?

The 50 miles is determined by your current work location.

2.	If I am offered a position within 50 miles and turn it down, am I still eligible to receive severance?
No, you would not be eligible for severance in this situation.

3.	How will healthcare continuation be managed if I am laid off?

The specifics of how the continuation will be handled have not been finalized, but colleagues will receive healthcare benefit coverage for the time period outlined in the table that was in Bulletin #1 and has been provided again in this bulletin.

4.	Can you clarify the severance calculations?

We shared the table in Bulletin #1 and have included it again below.  For clarity, in addition to the right to receive a prorated annual bonus, for each employee level there is a “formula” of a number of weeks of pay and health & welfare benefit continuation based on completed years of service.  We have also established a minimum and a maximum for each level.

For example, an exempt individual contributor with 2 years of completed service would receive, in addition to any prorated annual bonus, the minimum of 8 weeks’ pay and benefit continuation, while an exempt individual contributor with 9 years of completed service would receive 9 weeks’ pay and benefit continuation.

There are maximums established at all levels that cannot be exceeded.

Level	Weeks of Annual Base Pay and Continued Coverage under Health and Welfare Plans
Hourly Employees	1 week for each completed year of service, with a minimum of 4 weeks, to a max of 13 weeks
Manager & Exempt Individual Contributors	1 week for each completed year of service, with a minimum of 8 weeks, to a max of 26 weeks
Directors & Executive Directors	2 weeks for each completed year of service, with a minimum of 12 weeks, to a max of 26 weeks
Vice Presidents and above	2 weeks for each completed year of service, with a minimum of 16 weeks, to a max of 36 weeks

5.	Does the severance package include some type of career management/resume writing training/networking class etc?

The severance package outlined above will be put in place by Akorn at the time of close and focuses on pay and health & welfare benefits.  We have not had any discussion with Fresenius Kabi yet about any transition services that might be offered.

6.	Would the severance package cease if I were to obtain other employment within the period the severance is paid?
Individuals on severance who obtain other employment would be paid out the full amount of the severance they are scheduled to receive.

7.	Will I be eligible for unemployment if I am laid off?
Decisions about unemployment are made on a case-by-case basis by the respective state authorities at the time someone applies for the benefit.

Severance – Switzerland/India based colleagues
1.	What is the severance if there is a need for reductions at locations outside of the U.S.?
If there were to be reductions at facilities outside of the U.S., those would be handled in accordance with the local labor and employment laws.

Facilities
1.	What are Fresenius Kabi’s plans for operations outside of the United States?

As we highlighted in Bulletin #1 and also heard during the Fresenius Kabi and Akorn leadership discussions, Akorn brings new manufacturing capabilities to Fresenius Kabi, so it will take time to assess the optimum manufacturing network to support growth.  However, until close, Akorn will continue to operate as an independent company.  What is critically important is that we continue to focus on delivering our 2017 objectives.

Additional Information and Where to Find It
This letter may be deemed to be solicitation material in respect of the proposed acquisition of Akorn, Inc. (“Akorn”) by Fresenius Kabi AG (“Fresenius Kabi”). In connection with the proposed acquisition, Akorn intends to file relevant materials with the United States Securities and Exchange Commission (the “SEC”), including Akorn’s proxy statement in preliminary and definitive form. Shareholders of Akorn are urged to read all relevant documents filed with the SEC, including Akorn’s proxy statement when it becomes available, because they will contain important information about the proposed transaction and the parties to the proposed transaction. Investors and security holders are able to obtain the documents (once available) free of charge at the SEC’s website at www.sec.gov, or free of charge from Akorn at http://investors.akorn.com/phoenix.zhtml?c=78132&p=irol-sec or by directing a request to Stephanie Carrington, Senior Vice President, ICR at 847-279-6162 or Stephanie.Carrington@icrinc.com.

Participants in the Solicitation
Akorn and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from shareholders of Akorn in favor of the proposed transaction. Information about Akorn’s directors and executive officers is set forth in Akorn’s Proxy Statement on Schedule 14A for its 2017 Annual Meeting of Shareholders, which was filed with the SEC on March 20, 2017, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which was filed with the SEC on March 1, 2017. These documents may be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants which may, in some cases, be different than those of Akorn’s shareholders generally, will also be included in Akorn’s proxy statement relating to the proposed transaction, when it becomes available.